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                                     EXHIBIT 10.2

                                    August 1, 1996

Czech Industries, Inc.
Board of Directors
15245 Shady Grove Road, Suite 340
Rockville, Maryland 20850

    Re:  Restrictive Covenant ("Covenant")

Gentlemen:

    This letter confirms the terms and conditions of my agreement with Czech Industries, Inc. (the "Company", which, for purposes of this letter, includes the Company's successors and subsidiaries), pursuant to the Stock Purchase Agreement dated June 14, 1996 (the "Agreement"), for the purchase and sale of eighty percent (80%) of the issued and outstanding stock of Eastbrokers, an Austrian corporation, in consideration of the payment of the sum contemplated in
Article II of the Agreement. I hereby acknowledge that the shares of the Company which I have received as consideration of the Agreement shall be the consideration of the terms and conditions of the Covenant entered into herein.

    WHEREAS, pursuant to the Agreement, I have sold _____ percent (__%) of my stock in Eastbrokers Beteiligungs AG ("Eastbrokers")to the Company, including the property, confidential information, business relationships, trade secrets, goodwill and economic advantage thereof, all of which are valuable and integral to such business;

    WHEREAS, the transactions contemplated by the Agreement constitute part of the Company's strategy to become an international provider of investment banking and brokerage services and products, such services and products being currently provided by Eastbrokers;

    WHEREAS, Eastbrokers currently conducts its business in the nations of Austria, Bulgaria, Croatia, Czech Repubic, Hungary, Kazakhstan, Poland, Romania, Russia, Slovakia and Slovenia and expects to expand such businesses into and throughout the United States, and it is therefore reasonable to prohibit me from competing in such business in the nations stated above and in every State in the United States;

    WHEREAS, the Company would suffer substantial damage to both the value of the business sold to it pursuant to the Stock Purchase Agreement and its investment in developing the strategy described above if I engaged in the activities proscribed by this Covenant;


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    WHEREAS, the Company and the undersigned acknowledge the terms of "Cause"
and "Good Reason" as such terms are defined in section 7 of the undersigned's Employment Agreement dated August 1, 1996, and agree that sections 1 and 2 of this Covenant shall not apply in the case the undersigned's employment is terminated for reasons other than "Cause" and for reasons of "Good Reason".

NOW, THEREFORE:

    1. I agree that for the longer of three years following the date hereof or one year following the termination of my employment by the Company (except for termination for reasons other than Cause and for reasons of Good Reason) I will not, directly or indirectly, in any of the nations stated above and in every State of the United States:

         (A) Persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company.

         (B) Persuade or attempt to persuade any potential customer to which the Company has made a presentation, or with which the Company has been having discussions, not to hire the Company or to hire another company.

         (C) Solicit for myself or any person other than the Company the business of any company which is a customer of the Company or which was its customer during the six months prior to the termination of my employment.

         (D) Persuade or attempt to persuade any employee of the Company or any individual who was its employee during the six months prior to the termination of my employment to leave the Company's employ or to become employed by any person other than the Company.

    2. Except for the performance of services and the participation in business opportunities within the scope of business of Z.E. Beteiligungs AG and its subsidiary Residenz AG, I agree that for a period of six months following the termination of my employment by the Company (except for termination for reasons other than Cause and for reasons of Good Reason) I will not, directly or indirectly:

         (A) Perform any services for any person other than the Company in connection with the conduct of the investment banking and brokerage businesses in any nation stated above and in any State of the United States.

         (B) Perform any services for any person other than the Company in connection with the conduct of any business which was conducted by the Company within one year prior to the termination of my employment.

         (C) Paricipate in any business opportunity that falls within the scope of business conducted by the Company, without first offering such business opportunity to the Company and without prior written aproval of the board of directors of the Company.


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    3.   Except for the information described below in this section, I agree that for the longer of three years following the date hereof or one year following the termination of my employment by the Company I will not disclose to anyone (other than the Company or any persons employed or designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets. I further agree not to disclose, publish or make use of any such knowledge or information of a confidential nature without the prior written consent of the Company. The terms of this section shall not apply to

         (a) any information which is or becomes generally available to the public other than as a result of the breach of this Agreement;

         (b) any information which is disclosed to me after the termination of employment which disclosure is not in breach of a confidentiality obligation owed to the Company; and

         (c) any information disclosed by the Company to a third party on a non-confidential basis.

    4. If I violate any of the terms of this covenant, I agree that the Company, in addition to any other rights which it may have, shall be entitled to injunctive relief.

    5. This Covenant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflict of laws provisions. If any provision of this Covenant is, by applicable law or by the determination of a court of competent jurisdiction of the nations stated above or of any State of the United States, unenforceable as to the scope of activities, territory or time period to which this Covenant applies, then this Covenant shall, without further action by the Company or by me, be deemed amended to apply to the greatest scope of activities, largest territory and longest time period as would be enforceable. If any provision or obligation of this Covenant shall be invalid, illegal or unenforceable in any jurisdiction of the nations stated above or of any State of the United States, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby. Any disputes arising out of or in connection with this Covenant shall be settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators in accordance with said rules. The arbitration shall be held in Paris, France and in the English language. The ruling by such arbitrators shall be binding upon the parties in the absence of fraud.

    IN WITNESS WHEREOF, the undersigned has executed this Restrictive Covenant as of this 1st day of August, 1996.

                                  ---------------------------------------------
                                  EMPLOYEE


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